UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2004

MARKETWATCH.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-108282	27-0064104
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

MarketWatch.com, Inc.
825 Battery Street
(Address of principal executive offices including zip code)

(415) 733-0500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

Pursuant to an Agreement and Plan of Merger, dated as of July 22, 2003 and amended as of December 15, 2003 (the "Merger Agreement"), entered into by and among MarketWatch.com, Inc. (f.k.a. NMP, Inc.) ("Holdco"), MarketWatch Media, Inc. (f.k.a. MarketWatch.com, Inc.) ("MarketWatch"), Pinnacor Inc. ("Pinnacor"), Maple Merger Sub, Inc. ("Maple Merger Sub") and Pine Merger Sub, Inc. ("Pine Merger Sub"), Maple Merger Sub merged with and into MarketWatch (the "MarketWatch Merger") and Pine Merger Sub merged with and into Pinnacor (the "Pinnacor Merger" and together with the MarketWatch Merger, the "Merger"). After the Merger, each of MarketWatch and Pinnacor are the surviving corporations of the respective MarketWatch Merger and Pinnacor Merger and are wholly owned subsidiaries of Holdco.

On January 15, 2004, the Pinnacor stockholders approved the terms and conditions of the Pinnacor Merger, and the MarketWatch stockholders approved the terms and conditions of the MarketWatch Merger and the issuance of the common stock of Holdco (the "Holdco Common Stock") in connection with the Pinnacor Merger. Effective January 16, 2004, MarketWatch stockholders received one share of Holdco Common Stock for each share of the common stock of MarketWatch they owned, and Pinnacor stockholders received either $2.42 in cash or 0.2659 of a share of Holdco Common Stock for each share of the common stock of Pinnacor they owned, on the effective date of the Merger. The Pinnacor stockholders received in the aggregate $44.0 million in cash and approximately 6,048,000 shares of Holdco Common Stock.

Immediately following the Merger, the former MarketWatch stockholders owned approximately 74%, and the former Pinnacor stockholders owned approximately 26%, of the outstanding Holdco Common Stock.

On January 16, 2004, MarketWatch and Pinnacor issued a joint press release announcing the completion of the Merger. The press release is attached herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

c. Exhibits:

Exhibit No.	Description
99.1	Joint Press release of MarketWatch.com, Inc. and Pinnacor Inc., dated January 16, 2004, announcing the completion of the merger of MarketWatch and Pinnacor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKETWATCH.COM, INC.

Date: January 16, 2004   By: /s/ Joan P. Platt

Joan P. Platt
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Joint Press release of MarketWatch.com, Inc. and Pinnacor Inc., dated January 16, 2004, announcing the completion of the merger of MarketWatch and Pinnacor.